Exhibit 23.2
Baltic Trading Limited
299 Park Avenue, 20th Floor
New York, New York 10171
United States of America
October 13, 2009
Dear Sir/Madam
At your request we have reviewed the following sections of the Prospectus contained in the Registration Statement on Form S-1, as amended, filed by Baltic Trading Limited:
•	“Risk Factors—Industry Specific Risk Factors—Charterhire rates for drybulk carriers are volatile and are currently at relatively low levels as compared to recent historical levels and may further decrease in the future, which may adversely affect our earnings.”

•	“The International Drybulk Shipping Industry,” and the statistical and graphical information contained therein.

•	“Glossary of Shipping Terms.”

•	Any other instance where we are identified as the source of information included in the Prospectus of Baltic Trading Limited.
Based on our review of this material, we confirm that such sections of the Prospectus and the statistical and graphical informational contained therein accurately describe the international drybulk shipping industry in all material respects based on available data. We hereby consent to the filing of this letter as an exhibit to the Registration Statement of the Company of Form S-1, as amended, to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and to the reference to our firm under the heading “Experts” in the Prospectus and to all other references to our firm therein.
Yours faithfully,
/s/ Nigel Gardiner
Managing Director
Drewry Shipping Consultants Ltd.